DESIGN STUDY AGREEMENT

Between NYIAX, INC. and Nasdaq



Version	0.2
Date	11 December 2015
File	NYIAX Design Study Agreement v0-2.docm

Nasdaq

Contents

Design Study Agreement

This **Design Study Agreement** (the "Agreement") is entered into by and between:

Nasdaq Technology AB, a company with its principal place of business at Tullvaktsvägen 15, SE-105 78 Stockholm, Sweden ("Nasdaq");

and

NYIAX, INC. a company with its principal place of business at 40 Wall Street, 28th Floor, New York, New York 10005 USA ("Customer").

WHEREAS

A) Nasdaq holds appropriate rights to certain proprietary software, including trading and clearing systems, and possesses know-how relating to software development and the provision of support and maintenance services relating to the same.

B) Customer desires to license the Nasdaq proprietary software as a basis for developing and implementing the Advertising Trading System (defined below).

C) The Parties intend to negotiate an IT Services Agreement governing a proposed project relating to the Advertising Trading System through which Nasdaq would provide to the Customer a license to use its proprietary system X-stream, and provide related support and maintenance services.

D) The Customer has asked Nasdaq to undertake a Design Study in order to evaluate the nature and scope of Nasdaq's services to adapt Nasdaq's proprietary trading system, on behalf of Customer, to thoroughly plan a project framework for a project to install the adapted trading system, and to provide support services to Customer with respect to maintaining such system.

THEREFORE, the Parties agree as follows.

1 Definitions

The following terms when used herein shall have the meanings set forth below:

Adaptations shall mean the adaptations or modifications specified in the Adaptations Specification, which are to be added or made to the Uncustomized Software Product during the Delivery Project in order to create the Software Product.

Adaptations Specification shall mean a description of the Adaptations.

Confidential Information shall mean any and all information and documentation disclosed to or accessed by the Parties in connection with this Agreement, including: (1) all information of either Party relating to such Party's customers, suppliers, contractors and other third parties, (2) all information relating to the Customer Materials, Uncustomized Software Product, the Software Product and any description of the Software Product and the Deliverables. and (3) the terms of this Agreement, and (4) any information developed by reference to or use of either Party's information; provided, however, that except to the extent otherwise provided by law, the term "Confidential Information" shall not include information that: (a) is independently developed by the recipient, as demonstrated by the recipient's written records, without violating the disclosing Party's proprietary rights, (b) is or becomes publicly known (other than through unauthorized disclosure), (c) is disclosed by the owner of such information to a third party free of any obligation of confidentiality, or (d) is already known by the recipient at the time of disclosure, as demonstrated by the recipient's written records, and the recipient has no obligation of confidentiality other than pursuant to this Agreement or any

confidentiality agreements between Customer and Nasdaq entered into before the Effective Date.

Delivery Project shall mean the project to be commissioned by Customer, at its discretion, after the completion of the Design Study, whereby Nasdaq delivers the Software Product and related services to the Customer.

Deliverables shall have the meaning set forth in **Section 3.1**.

Delivery Dates shall have the meaning set forth in **Section 3.1**.

Design Study shall have the meaning set forth in **Section 2**.

Digital Advertising shall mean advertisements and promotions that are delivered and displayed through internet connections to consumers, including, without limitation, banner ads, video ads and/or publisher's custom ad units.

Effective Date shall mean the date upon which both Parties have executed this Agreement.

Party or **Parties** shall mean Nasdaq or Customer separately or together, as the context requires.

Project Manager shall have the meaning set forth in **Section 5.1**.

Software Product shall mean the Uncustomized Software Product upon completion of the Adaptations.

Time Schedule shall mean the schedule of activities defined in Schedule 1.

Advertising Trading System shall mean a trading system that supports Digital Advertising, including, without limitation, the ability to create, list, buy and sell orders and generate indices.

Uncustomized Software Product shall mean Nasdaq's proprietary trading system X-stream.

2 Scope of Design Study

Commencing on the Effective Date and in accordance with the Time Schedule, Nasdaq shall perform a study in order to evaluate and specify the Adaptations and the services to be provided by Nasdaq, on behalf of Customer, to implement the Delivery Project and thereafter to provide support and maintenance services with respect to the operation thereof (the "**Design Study**"). Except only as approved in writing by Customer, during the Term (defined below) and for three (3) months thereafter, Nasdaq will not accept any assignment related to the design, development, implementation and/or distribution of a Advertising Trading System based on the X-stream system with operations that support consumers in the United States.

3 Deliverables

3.1 Submission of Deliverables

Nasdaq shall, on the dates specified in the Time Schedule (the "**Delivery Dates**"), complete and submit to the Customer the set of documents listed in **Section 3.2** (the "**Deliverables**").

3.2 The Deliverables

The Deliverables shall consist of a set of documents describing the Customer requirements and Nasdaq's findings from the Design Study, specifying:

(a) adaptations and customisations to the Software Product to meet the requirements;

(b) the functional specification of the Software Product;

(c) the financial instruments or products to be processed through the operation of the Software Product;

(d) any non-functional requirements of the Software Product including, inter alia, volumetric and performance standards and other technical requirements to be met by the Software Product during the acceptance test and assistance required by the Customer during the Delivery Project;

(e) the training that will be provided by Nasdaq for the Customer during the Delivery Project;

(f) the documentation to be delivered by Nasdaq during the Delivery Project;

(g) the minimum recommended hardware, network and third party software required by Customer; and

(h) the master time schedule describing the time schedule by which Nasdaq will perform the Delivery Project, if commissioned by the Customer.

3.3 Variations to Section 3.2

Where, as a result of circumstances discovered during the Design Study, it is not necessary to produce any of the Deliverables due to the mutual agreement of the Parties, Nasdaq shall not be required to submit such document to Customer.

3.4 Schedules to Final Agreement

In the event the Customer commissions the Delivery Project, the documents described in **Section 3.2** above will form schedules to the Services Agreement pursuant to which the Delivery Project will be implemented and the services will be provided by Nasdaq thereafter.

3.5 Acceptance of Deliverables

3.5.1 In the event that, in any material respect:

(a) the factual content of any of the Deliverables is inaccurate or incomplete or otherwise fails to comply with the requirements set forth in this Agreement or Customer's instructions, or

(b) the quality or standard of any of the Deliverables is not satisfactory, such that the Delivery Project could not be implemented based on the applicable Deliverable(s),

then the Customer shall, in accordance with the Time Schedule, give notice in writing to Nasdaq specifying the defect and identifying which of subsections (a) – (b) hereof the Customer relies on. In the event the Customer does not give notice pursuant to this subsection, the Deliverables will be deemed accepted by the Customer upon the expiry of the date specified in the Time Schedule. Where any notice issued relates to part only of the Deliverables, the remainder of the Deliverables will be deemed accepted by Customer upon the expiry of the period specified in the Time Schedule.

3.5.2 Where Customer issues a written notice under subsection (a) or (b) above, the Parties shall discuss the issue in good faith and Nasdaq shall make any adjustments reasonably required in order to rectify the relevant defect identified in such notice.

4 Customer's Obligations

4.1 Information

The Customer undertakes to provide Nasdaq promptly with complete and correct oral and written information, within its control and knowledge relating to the Customer' requirements in using the Software Product to develop the Advertising Trading System, including, without limitation:

(a) the financial instruments or products to be processed by the Customer using the Software Product;

(b) the functionality required by the Customer of the Software Product;

(c) the performance and volumetric levels and other non-functional requirements of the Software Product required by the Customer;

(d) any other software systems with which the Software Product will be required to interface;

(e) any ideas, concepts, inventions, discoveries, methodologies, algorithms, formulae, know-how and trade secrets related to digital advertising, including any derivative works created based thereon; and

(f) any and all other materials (in any format and disseminated by any means now known or hereafter devised and derivatives thereof) provided to Nasdaq by, or on behalf of, Customer, for use by Nasdaq in connection with the Deliverables (Subsections (e) and (f) shall collectively be referred to as the "Customer Materials").

4.2 Customer's Personnel

The Customer shall, during the Design Study, make available to Nasdaq qualified personnel for the purpose of assisting Nasdaq from time to time during the Design Study. Such personnel shall be available to assist Nasdaq during visits by Nasdaq's personnel to the Customer' premises or during visits by the Customer to Nasdaq's premises.

4.3 Customer's Premises

The Customer shall make available a suitable working space and the necessary resources to be used by Nasdaq's personnel visiting the Customer's site during the Design Study.

5 Project Organization during Design Study

5.1 Project Managers

From the Effective Date and throughout the Term, each Party shall appoint an individual who shall be responsible for managing the performance by such Party of its obligations during the Design Study (each such individual respectively, the "Project Manager"). The Project Manager shall be authorized by the Party he or she represents to make binding decisions with respect to the day-to-day performance of such Party's obligations under this Agreement. The Project Managers shall not be authorized to amend the terms of this Agreement. If the need should arise for Nasdaq to replace its Project Manager, Nasdaq shall reasonably consult with Customer on such replacement.

5.2 Commercial Representative

From the Effective Date and throughout the Term, each Party shall appoint an individual who shall be responsible for resolving commercial issues on behalf of such Party during the Design Study (each such individual respectively, the "**Commercial Representative**"). The Commercial Representative shall be authorized by the Party he or she represents to amend the terms of this Agreement.

5.3 Co-operation and Meetings during the Design Study

The Parties shall work closely together and in good faith during the Design Study. Meetings shall occur as set out in Time Schedule and as otherwise agreed between the Parties. Should either Party encounter any problems or delays during the course of the Design Study, that Party shall promptly inform the other Party so that the problem or delay may be resolved through joint intervention at the earliest possible stage.

6 Time for Performance

6.1 Extension of Delivery Dates

Nasdaq shall be entitled to extend the Delivery Dates by a period equivalent to, or longer than, the period of any delay substantially caused by:

(a) Customer failing to deliver material information pursuant to **Section 4.1**, by the time reasonably agreed between the Parties on a case by case basis;

(b) Customer, at any time prior to the Delivery Date, substantially changing the scope of the functionality, the performance or volume levels, or other design parameters required of the Software Product.

6.2 Compensation upon Delay

Subject to the Parties prior written agreement, Nasdaq shall be entitled to reasonable additional compensation on either a time and materials basis or as otherwise agreed by the Parties as a result of any delay as specified in **Section 6.1**;; provided that Nasdaq shall not be required to continue to perform in the event the Parties do not enter into such written agreement.

7 Payment and Payment terms

7.1 Design Study Fee

[redacted]

7.2 Expenses

[redacted]

8 Intellectual Property Rights

Copyright and all other intellectual property rights to Deliverables prepared under this Agreement by Nasdaq other than any portions of the Deliverables containing any material, documentation or information provided by the Customer hereunder, including, without limitation the Customer Materials, shall vest in Nasdaq (or such third party as Nasdaq represents). The reproduction of or use of all such material and documentation for purposes other than those necessarily connected with the purposes of this Agreement is prohibited and Customer shall only use the Deliverables for internal business purposes. No other use is permitted. Customer grants to Nasdaq, only for the Term of this Agreement: (a) a worldwide, non-exclusive, non-transferable (except as otherwise provided herein), revocable, royalty-free license to use, reproduce, distribute and create derivative works of the Customer Materials, for the sole purpose of creating and developing the Deliverables and only in so far as it is necessary to perform the services; and (b) a royalty-free, non-exclusive revocable license to use and reproduce the names, trade names, logos, trademarks and other identifying marks designated in advance by Customer or incorporated in the Customer Materials to the extent necessary to render the services and develop the Deliverables. All rights in and to the Customer Materials not expressly granted to Nasdaq are expressly reserved to Customer, without restriction. Nasdaq recognizes and acknowledges that: (i) it will not challenge or contest the exclusive ownership of the Customer Materials by Customer or aid or abet anyone else in doing so; (ii) the goodwill associated with Nasdaq's use of the Customer Materials inure solely and exclusively to Customer; and (iii) it will not acquire any rights to the Customer Materials as a result of Nasdaq's use thereof, and that all such use by Nasdaq will inure to Customer's benefit. Nasdaq agrees not to utilize, publish or distribute any element of the Deliverables that incorporates Customer Materials in any manner without first obtaining Customer's prior written approval.

9 Warranty

9.1 Mutual Warranties

Each Party represents and warrants to the other Party, as applicable, that (1) the Party: (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) has the power and authority to carry on its business as proposed and as now conducted; and (iii) has the power to execute, deliver and perform its obligations under this Agreement; (2) the execution, delivery and performance by the Party of its obligations under this Agreement: (i) have been duly authorized by all requisite company action, if any, of such Party; (ii) will not violate or be in conflict with: (A) any applicable law or governmental regulation; (B) any judgment, order, writ, injunction, decree or consent of any court or other judicial authority applicable to such Party; or (C) any material instrument, agreement, document, arrangement or other understanding to which such Party is a Party or by which

such Party or any part of its assets or property is or may be bound or subject; (3) to the best of the Party's knowledge, there are no actions, suits or proceedings (whether or not purportedly on its behalf) pending or threatened affecting such Party that involve the transactions contemplated in this Agreement or the ability of such Party to perform its obligations hereunder; and (4) this Agreement is the legal, valid and binding obligation of such Party, enforceable in accordance with its terms and provisions.

9.2 Warranty by Nasdaq

Nasdaq represents and warrants to Customer that it will perform the Design Study with reasonable skill and care and, to the best of its knowledge, shall be technically accurate and complete, and shall be performed in a timely and professional manner in accordance with the applicable professional standards in Nasdaq's industry. As the Customer's sole remedy for breach or alleged breach of this warranty, Nasdaq shall re-perform the part of the Design Study not in compliance with this warranty. Except for the warranties in this **Section 9**, the Customer agrees that the Design Study and the Deliverables are provided as-is and without any warranty of any kind.

9.3 Disclaimer of Warranties

Except for the warranties expressly set forth herein, all other warranties, including implied warranties, are excluded from this Agreement.

10 Term and Termination

10.1 Term

Subject to **Section 10.2**, the term of this Agreement shall commence on the Effective Date and shall expire upon acceptance of the Deliverables (the "Term").

10.2 Termination

This Agreement may be terminated by either Party immediately by notice in writing where the other Party is in material breach of this Agreement and, where such breach is capable of being remedied, fails to remedy the breach within a time period of twenty-one (21) days after written notice by the other Party. If Customer terminates this Agreement for Nasdaq's material breach, Nasdaq will refund any pre-paid fees to Customer on a pro rata basis and will relieve Customer from making any further payments due hereunder.

10.3 Survival

The terms of **Section 2, Section 8, Section 9, Section 10, Section 11, and Section 12** shall survive the expiration or termination of this Agreement.

10.4 Confidentiality

The Parties shall: (1) keep confidential all Confidential Information received or emanating from the other Party, (2) use such Confidential Information only in connection with performing its obligations under this Agreement and strictly for internal purposes, (3) not make any commercial use of such Confidential Information or use the same for the benefit of itself or any third party beyond the scope of this Agreement, and (4) except where required by law or by order of any government or regulatory authority, not to make any such Confidential Information, or parts thereof, available to any third party. The Parties will use reasonable precautions to assure that all such Confidential Information is properly protected and kept from all unauthorized persons. The obligations of confidentiality and restriction on use

contained in this Agreement will not apply to any Confidential Information that a Party is clearly able to demonstrate is required to be disclosed by applicable law or regulation, by any securities exchange rule, by subpoena or legal compulsion, or in a judicial, arbitration or administrative proceeding, but only so long as a Party, to the extent it is not legally prohibited, gives the other Party notice, prior to any disclosure, of any request to disclose Confidential Information so that the Party has an opportunity to object to the production or disclosure of the requested information. In the event that Confidential Information is produced under such legal compulsion, such production will be strictly limited to the requesting party as dictated by applicable law or court order, will be limited in scope to the extent practicable, and will not otherwise affect the confidential nature of such Confidential Information. All Confidential Information provided to a receiving Party under this Agreement will remain the property of the disclosing Party. A receiving Party will notify the Disclosing party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any breach of this Agreement by a receiving Party and will cooperate with the disclosing Party in every reasonable way to help the disclosing Party regain possession of the Confidential Information and prevent its further unauthorized use.

10.5 Limitation of Liability

10.5.1 The liability of a Party pursuant to this Agreement shall be limited to liability for direct loss or damage arising out of each action or claim in contract, equity, negligence, tort or otherwise, upon which such liability is founded and shall be limited to a cumulative total, for all actions or claims pursuant to this Agreement, which shall not exceed, in the aggregate, an amount equal to the Design Study Fee.

10.5.2 Neither the Customer nor Nasdaq shall be liable for, nor shall the measure of damages include, any indirect, incidental, special or consequential damages or amounts (whether direct or indirect) for loss of income, profits or savings arising out of or relating to its performance or failure to perform under this Agreement even if such loss or damage was reasonably foreseeable or either Party was aware of the possibility of such loss or damage arising.

10.5.3 The limitations or exclusions of liability set forth in this **Section 10.5** shall not apply to (1) a breach by either Party of its obligations to the other Party under **Section 10.4**; (2) damage caused by wilful default; or (3) death or personal injury resulting from negligence.

11 Governing Law and Dispute Resolution

11.1 Governing Law

11.1.1 This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to its conflict of laws rules.

11.1.2 Any dispute, controversy or claim between the Customer and Nasdaq arising out of or relating to this Agreement, or the breach termination or validity of this Agreement shall be resolved by arbitration convened and conducted in accordance with the American Arbitration Association ("AAA") commercial dispute rules then in force (the "Rules").

11.1.3 There shall be three (3) arbitrators who shall be appointed in accordance with the Rules. If any arbitrator has not been appointed within the time limits specified in the Rules, on the request of either Party, such appointment shall be made by JAMS (JUDICIAL ARBITRATION AND MEDIATION SERVICES) upon the written request of either the claimant or the respondent, within thirty (30) days of such request. The arbitration shall be held in New York, New York and shall be conducted in the English language.

11.1.4 The award shall be final and binding upon the Parties, and shall be the sole and exclusive remedy between the Parties regarding any claims, counter-claims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction thereof.

11.2 Injunctive Relief

This **Section 11** shall not preclude a disclosing Party from obtaining interim or injunctive relief on an immediate basis from a court of competent jurisdiction pending the outcome of arbitration.

12 Miscellaneous

12.1 No Agency

The Parties expressly intend and agree that neither Party shall be, or hold itself out as being, an agent of the other Party. Neither Party shall have the authority to bind the other to any agreement or obligation, express or implied.

12.2 Independent Contractor

The Parties expressly intend and agree that Nasdaq is acting as an independent contractor and not as an employee, affiliate or agent of the Customer. This Agreement shall not be construed as creating a partnership, joint venture, agency or employment relationship. Nasdaq retains sole and absolute discretion, control, and judgment in the manner and means of performing the services hereunder. Nasdaq represents and warrants that Nasdaq holds itself out as an independent contractor providing the type of services performed pursuant to this Agreement to third parties and maintains, and will utilize for the services, Nasdaq's own tools, resources and place of business. Nasdaq understands and agrees that neither Nasdaq, nor its employees or subcontractors ("Personnel") shall be entitled to any of the rights and privileges established for the Customer's employees, including, but not limited to, the following: retirement benefits, medical insurance coverage, life insurance coverage, disability insurance coverage, severance pay benefits, paid vacation and sick pay, overtime pay, or any other benefit that the Customer may offer to full or part-time employees. Nasdaq hereby waives all right to participate in such plans or programs. Nasdaq further agrees that Nasdaq shall not be entitled to the payment of any amounts in lieu of participation in such plans or programs.

12.3 Modification, Waiver

No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by Nasdaq and Customer. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision of this Agreement. No waiver shall be binding unless executed in writing by the Party making the waiver.

12.4 Assignment

Neither Party shall be entitled to assign its rights or obligations under this Agreement, in whole or in part, and any attempt to make such assignment shall be void.

12.5 Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein, and supersedes all prior and contemporaneous representations and understandings of the parties.

12.6 Notices

All notices, requests, directions, approvals or other communications to be provided hereunder will be in writing and will be deemed to have been sufficiently given: (a) upon receipt if

delivered in person to the address listed above; or (b) upon delivery if by an internationally-recognized mail service (e.g., FedEx), overnight courier, or certified or registered mail, postage pre-paid, return receipt requested to the address listed above (or such other address provided by a Party);

If to Customer:
Email: legal@niyax.com

If to [redacted]
Email [redacted]

12.7 Severability

If any one or more covenants, agreements or provisions of this Agreement are judged by any court to be void or unenforceable in whole or in part, the remainder of the Agreement shall remain valid and enforceable and the invalid portion shall be amended only to the extent necessary to render it valid and enforceable.

This Agreement may be signed in one or more counterparts, each of which shall be treated as an original but all of which, when taken together, shall constitute one and the same instrument.

Place and date	Place and date Stockholm 21/12-2015
NYIAX, INC.	**Nasdaq Technology AB**
Thomas F O'Neill	[signature]
Signature	Signature
Thomas O'Neill	Lars Ottersgård Executive Vice President Head of Market Technology
Name and title	Name and title

Schedule 1 - Time Schedule (Note: Time Schedule to be agreed at the start of the project)

MILESTONE	DATES	COMMENT
Onsite Workshop	19 January 2016	The Nasdaq and **NYIAX** Project teams will conduct a workshop in **New York, NY USA** to determine the **NYIAX**'s functional requirements.
Draft Delivery	10 February 2016	The first draft of the Technical Specification, Project and ITSA Schedules will be sent to **NYIAX** for their review.
Draft **NYIAX** Review	19 February 2016	The **NYIAX** team reviews the draft Requirements Specification and Project Schedule and provides feedback and suggestions to Nasdaq
Presentation of Formal Submission	7 March 2016	The second draft of the Technical Specification, Project and ITSA Schedules will be sent to **NYIAX** for their review. This material is formally presented to **NYIAX**.
Final Delivery	18 March 2016	Nasdaq adjusts the Deliverables for **NYIAX**'s Comments and delivers the final version of Deliverables
Signoff	25 March 2016	All Deliverables are signed off in their form as part of the IT Services Agreement.